Putnam Capital Opportunities Fund
4/30/15 Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1

Class A	  1,381

72DD2

Class R   60
Class R5  90
Class R6  93
Class Y	  348


73A1

Class A   0.083

73A2

Class R   0.047
Class R5  0.149
Class R6  0.158
Class Y   0.125


74U1

Class A   18,660
Class B   831
Class C   2,035
Class M   310


74U2

Class R   1,465
Class R5  681
Class R6  726
Class Y   3,316


74V1

Class A   15.53
Class B   13.48
Class C   13.67
Class M   14.26

74V2

Class R   15.12
Class R5  15.99
Class R6  16.00
Class Y   15.96


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.